Exhibit 10.3

SECUREWORKS CORP.

AMENDED AND RESTATED
SEVERANCE PAY PLAN
FOR EXECUTIVE EMPLOYEES

Effective August 10, 2019

SECUREWORKS CORP.

AMENDED AND RESTATED
SEVERANCE PAY PLAN
FOR EXECUTIVE EMPLOYEES

Effective August 10, 2019

BACKGROUND AND SCOPE

Dell Inc. (“Dell”) previously adopted the Dell Inc. Severance Pay Plan for Executive Employees, amended and restated effective July 14, 2010 (the “Dell Plan”), to provide severance benefits under the terms and conditions specified in the Dell Plan. Prior to the effective date of the Initial Plan (as defined below), certain employees of the Company were eligible to participate in the Dell Plan. In connection with the Company’s initial public offering (“IPO”), the Company determined it advisable to adopt the SecureWorks Corp. Severance Pay Plan for Executive Employees (the “Initial Plan”) for periods on and after April 18, 2016, the effective date of the Initial Plan. Following the Company’s IPO, the Compensation Committee of the Board conducted a review of the Initial Plan and amended and restated the Initial Plan effective September 1, 2016. Effective as of August 10, 2019, the Company now wishes to amend and restate the Plan as provided herein.
The Company intends the Plan to qualify as an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA. The Plan shall, at all times, be interpreted and administered in accordance with ERISA and any other pertinent provisions of federal law. Except as specified in the Plan, no employee of the Company or any other person shall have any right to severance benefits under the Plan or otherwise as a result of their performance of services for the Company or any of its related or affiliated entities. These Severance Benefits may be modified or eliminated at any time for any reason.
ARTICLE I
PURPOSE
The Plan provides Eligible Executives with severance benefits designed to mitigate the effects of unemployment in the event that their employment is terminated by the Company as a result of a Qualifying Termination.
ARTICLE II
DEFINITIONS
Wherever used herein, the following terms have the following meanings unless the context clearly requires a different meaning:

2.1    “Administrator” means the Company’s Compensation Committee, as may be appointed from time to time by the Board.
2.2    “Base Salary” means compensation equal to:
(i)the annual base salary reported in the Company’s human resources database and as in effect on the last day on which the Eligible Executive was actively performing services for the Company prior to his or her Separation Date (not including shift differentials, commissions, bonuses, incentive payments, benefits, perks, or overtime compensation); divided by
(ii)12, for computations of monthly Base Salary, or 52, for computations of weekly Base Salary.
2.3    “Beneficiary” means the first surviving person of the following: (i) the Severance Benefit Employee’s surviving spouse, (ii) his or her lineal descendants per stirpes, (iii) his or her parents in equal shares, (iv) his or her brothers and sisters in equal shares, or (v) the executor or administrator of his or her estate.
2.4    “Board” means the Board of Directors of SecureWorks Corp.
2.5    “Casual Employee” means an employee hired to supplement the work force during temporary periods or on an intermittent basis, usually due to unusual or emergency workload.
2.6    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.
2.7    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.8    “Company” means SecureWorks Corp., any successor entity that adopts the Plan, or any subsidiary or affiliate of the Company which is designated by the Administrator as having adopted the Plan.
2.9    “Comparable Job” means a job with the Company where (i) the Base Salary to be paid by the Company is not materially reduced from the Base Salary previously paid by the Company to such executive; (ii) the grade level offered is not less than the grade level the executive held immediately prior to the date the executive was offered the job; and (iii) the executive’s principal place of work is not changed on or before the first date of employment in the new job to a location that is a material distance from the executive’s principal place of work immediately prior to the date the executive was offered the job, without the prior consent of the executive. For purposes of the preceding sentence, a distance of less than fifty (50) miles shall be treated as immaterial.
2.10    “Effective Date” means August 10, 2019, the effective date of this amendment and restatement of the Plan. All Eligible Executive separations under the terms of a Separation Agreement and Release made prior to this Effective Date will be subject to terms of the Plan as in effect prior to this amendment and restatement.

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2.11    “Eligible Executive” means an individual who is classified as an Executive Employee and:
(i)who is designated by the Administrator, in its sole and absolute discretion, as having experienced a Qualifying Termination;
(ii)who is notified in writing by the Administrator or its duly authorized representative that his or her employment with the Company will be terminated as part of a Qualifying Termination;
(iii)who is employed by the Company to perform services for the Company in a capacity of a regular employee of the Company; and
(iv)whose employment with the Company was in fact terminated solely as a result of such Qualifying Termination.
The term “Eligible Executive” shall not include: (i) an Independent Contractor; (ii) a Casual Employee; or (iii) a Temporary Employee.
2.12    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.13    “Executive Employee” means an employee of the Company who is designated as having a status of Vice President/Fellow (grade level E1/I12), Senior Vice President/Senior Fellow (grade level E2/I13) or President & CEO (grade level E3).
2.14    “Exempt Separation Pay” means payments that do not exceed the Safe Harbor Amount and may not be paid later than the Safe Harbor Deadline, and that otherwise qualify for the exemption for amounts paid upon certain involuntary terminations under Treasury Regulation Section 1.409A-1(b)(9)(iii).
2.15    “Independent Contractor” means a person the Company engaged to perform services with the intention that those services would be performed in a capacity other than that of a common law employee, regardless of whether or not the actual facts and circumstances under which such person actually renders services to the Company could be construed to establish that the person was or could be considered for any purpose to be a common law employee.
2.16    “Plan” means this SecureWorks Corp. Amended and Restated Severance Pay Plan for Executive Employees, as set forth herein and as may be amended from time to time.
2.17    “Qualifying Termination” means the termination of employment of a Severance Benefit Employee due to Workforce Reduction.
2.18    “Safe Harbor Amount” means two (2) times the lesser of (i) the sum of the Eligible Executive’s annualized compensation based on the taxable year immediately preceding the year in which his or her Separation Date occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Eligible

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Executive’s Separation Date occurs, within the meaning of Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) and the guidance related thereto.
2.19    “Safe Harbor Deadline” means the last day of the second calendar year following the calendar year in which the Eligible Executive’s Separation Date occurs, within the meaning of Treasury Regulation Section 1.409A-1(b)(9)(iii)(B) and the guidance related thereto.
2.20    “Separation Agreement and Release” means the agreement that an Eligible Executive must execute prior to receiving any benefits under the Plan. The Administrator will provide a copy of the Separation Agreement and Release to the Eligible Executive when he or she is designated as a Severance Benefit Employee under the Plan.
2.21    “Separation Date” means the date designated by the Administrator on which the Eligible Executive experiences a separation from service within the meaning of Treasury Regulation Section 1.409A‐1(h) and the guidance related thereto.
2.22    “Severance Benefit Employee” means an Eligible Executive who:
(i)is designated by the Administrator, in its sole and absolute discretion, as a Severance Benefit Employee;
(ii)continued to perform all of his or her job responsibilities, in a manner acceptable to the Company, through his or her Separation Date;
(iii)did not, at any time subsequent to the Company’s decision to terminate the employee receive an offer for continued employment in a Comparable Job;
(iv)did not, at any time subsequent to the Company’s decision to terminate the employee, receive an offer for employment in a Similar Job, which was in any way arranged or facilitated by the Company;
(v)prior to the date of the Company’s notification of the termination of employment, did not voluntarily terminate employment or notify the Company of his or her intention or election to terminate employment at some future date by resignation, failure to appear for work, retirement, or otherwise;
(vi)did not make any statements or engage in any actions that directly or indirectly defamed, disparaged, or detracted from the Company’s reputation; damage or destroy any of the Company’s property; or otherwise injure or damage the Company; and
(vii)maintained the confidentiality of any and all confidential or proprietary information of the Company at all times during his employment with the Company.
2.23    “Severance Benefits” mean the benefits, if any, provided under ARTICLE III to a Severance Benefit Employee.
2.24    “Short-Term Deferral” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(b)(4) and the guidance related thereto.

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2.25     “Short-Term Deferral Period” means the period of time (i) beginning on the date that an Eligible Executive’s right to Severance Benefits is no longer subject to a substantial risk of forfeiture, and (ii) ending on the later of (A) the 15th day of the third month following the end of the Eligible Executive’s taxable year in which the date described in (i) above occurs, or (B) the 15th day of the third month following the end of the Company’s taxable year in which the date described in (i) above occurs, all within the meaning of Treasury Regulation Section 1.409A‐1(b)(4) and the guidance related thereto.
2.26    “Similar Job” means a job with a new employer where (i) the compensation offered by the new employer to the executive is not materially less than the Base Salary previously paid by the Company to the executive; (ii) the general nature of the executive’s anticipated duties for the new employer are similar to the general nature of the duties the executive performed for the Company; and (iii) the executive’s principal place of work is not changed by the new employer on or before the first day of employment with the new employer to any location that is a material distance from the executive’s principal place of work on the date prior to the date the executive was offered the job, without the prior consent of the executive. For purposes of the preceding sentence, a distance of less than fifty (50) miles shall be treated as immaterial.
2.27    “Temporary Employee” means a person that the Company contracted with through a temporary service, agency, employee leasing company, staffing company, or a person individually who supplements the work force as a temporary employee, or is otherwise hired to perform services for the Company other than as an employee.
2.28    “Workforce Reduction” means the reduction of the Company’s workforce as part of a designated cost reduction program.
ARTICLE III
SEVERANCE BENEFITS
3.1    Cash Severance Benefits. A Severance Benefit Employee shall receive a cash Severance Benefit equal to the greater of (i) the amount listed on the applicable Exhibit A to this Plan, or (ii) if applicable, the cash severance benefit amount described in a separate written agreement between the Eligible Executive and the Company.
3.2    Form of Payment. Unless otherwise provided in a Separation Agreement and Release, the Cash Severance Benefit shall be paid in four (4) substantially equal quarterly installments, with the first such installment payable on or about the last day of the third month following the Severance Benefit Employee’s Separation Date, and each subsequent installment payable on or about the last day of the third month following each such payment; provided, however, that if a Severance Benefit Employee’s cash Severance Benefit that is otherwise scheduled to be paid outside the Short-Term Deferral Period would not qualify as Exempt Separation Pay, each quarterly installment that is scheduled to be paid outside the Short-Term Deferral Period will be reduced ratably until the amount scheduled to be paid outside the Short-Term Deferral Period no longer exceeds the amount that would qualify as Exempt Separation Pay, and the total amount of such reduction will be paid to the Severance Benefit Employee no later than the end of the Short-Term Deferral Period. Payments under the Plan shall be delivered in the form of a check or, at the

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Company’s discretion, through any other payment delivery method used to make payroll payments to a Severance Benefit Employee.
3.3    Additional Severance Benefits. Unless otherwise provided in a Separation Agreement and Release, a Severance Benefit Employee shall receive such other Severance Benefits as are listed in Exhibit A.
3.4    Benefits Are Not Salary. Any Severance Benefits paid under the Plan are not considered as salary for any employee benefit plan purposes. The number of weeks of Severance Benefits provided to a Severance Benefit Employee shall not be considered in calculating his or her entitlement, if any, to vacation, sick leave, bonus, incentive salary, retirement, or other benefits except as is specifically provided in the Company’s other employee benefit plans.
3.5    Re-employment. Any Eligible Executive who received a Severance Benefit under the Plan will not have any right to be re-employed by the Company. If an Eligible Executive is re-employed by the Company within twelve (12) months from the date of his or her Separation Date, such Eligible Executive may, as a condition of reemployment, be required to repay to the Company a portion of his or her Severance Benefits.
ARTICLE IV
DEDUCTIONS & FORFEITURES
4.1    Deductions. To the extent permissible under federal or state law, the following items and amounts will be deducted from the amount of Severance Benefits otherwise payable to an Eligible Executive under the Plan:
(i)Any salary or other payments that the Eligible Executive receives (or may be entitled to receive) on termination of employment pursuant to any rights or entitlements that the Eligible Executive possesses or asserts pursuant to a written or oral employment agreement with the Company or any successor thereto, regardless of whether the term of such agreement is expired or unexpired as of the Eligible Executive’s Separation Date;
(ii)Any amounts that an Eligible Executive owes to the Company;
(iii)Any severance pay or other wage replacement benefits payable or previously paid to the Eligible Executive or his beneficiary from this Plan or any other plan or program maintained by the Company or any of its affiliates (other than any benefits payable from any pension, profit sharing, or stock bonus plan);
(iv)Any amount of garnished earnings which would have been withheld from the Eligible Executive’s pay, if the Company has been garnishing the Eligible Executive’s earnings pursuant to an order of garnishment, child support, or tax lien; and
(v)The Company shall have the authority to withhold or to cause to have withheld applicable taxes from any payments under or in accordance with the Plan to the extent required by law.

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4.2    Forfeitures. An Eligible Executive shall forfeit any and all rights to Severance Benefits under the Plan, and shall be obligated to repay any such benefits previously paid under the Plan, if the Administrator, in its sole discretion, determines that the Eligible Executive:
(i)does not timely submit, and the Administrator does not actually receive, a valid and fully enforceable Separation Agreement and Release from the Eligible Executive;
(ii)fails or has failed to fulfill any requirement of the Plan or otherwise does not satisfy any of the terms and conditions of either the Plan or the Separation Agreement and Release;
(iii)prior to his or her Separation Date or thereafter makes any statements or engages in any actions that directly or indirectly defame, disparage, or detract from the Company’ s reputation, damage or destroy any of Company’s property, otherwise injure or damage the Company, or discloses any confidential or proprietary information regarding the Company; or
(iv)subsequently revokes or otherwise takes action to set aside, avoid, or violate the Separation Agreement and Release or the Plan’s terms.
By accepting any benefits under the Plan’s terms, an Eligible Executive shall be deemed to have agreed to adhere to all terms of the Plan. The Eligible Executive also shall be deemed to agree that the Eligible Executive will repay any benefits that the Administrator determines he or she has received from the Plan in excess of the amount provided under the Plan. Additionally, the Eligible Executive must repay all Severance Benefits that the Eligible Executive is paid or receives if the Eligible Executive asserts that he or she is or may be entitled to receive compensation or other payments on termination of employment pursuant to any rights or entitlements that he or she possesses or asserts pursuant to a written or oral employment agreement with the Company, any affiliate of the Company, or any successor of either the Company or its affiliates, regardless of whether the term of such agreement is expired or unexpired as of his or her Separation Date.
ARTICLE V
REQUIREMENT FOR RECEIPT OF SEVERANCE BENEFITS
In order to receive payment of any Severance Benefits under the Plan, the Eligible Executive must comply with all requirements of this ARTICLE V.
5.1    Execution of Separation Agreement and Release. In order for an Eligible Executive to receive his or her Severance Benefit, the Eligible Executive must first execute the Separation Agreement and Release within the particular time period specified in the Separation Agreement and Release, which shall be no later than forty-five (45) days following the Eligible Executive’s receipt of the Separation Agreement and Release or such earlier date as required by the Separation Agreement and Release (such deadline, the “Release Deadline”). The Separation Agreement and Release may provide for an additional revocation period of at least seven (7) days (the “Revocation Period”). The executed Separation Agreement and Release must actually be received by the Administrator, or its duly authorized representative, at the address specified by the Administrator, by the Release Deadline to be considered timely. Notwithstanding the preceding,

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if the Eligible Executive does not properly execute the Separation Agreement and Release by the applicable Release Deadline, or, in the case of a Separation Agreement and Release that includes a Revocation Period, timely revokes an executed Separation Agreement and Release, the Eligible Executive will receive only those benefits required by applicable law. If the Eligible Executive’s Separation Date and the Release Deadline fall in two (2) separate taxable years, any payments required to be made to the Eligible Executive that are treated as nonqualified deferred compensation for purposes of Code Section 409A shall be made in the later taxable year.
5.2    Right to Recovery. The Company shall have the right to recover any payment made to an Eligible Executive in excess of the amount to which the Eligible Executive is entitled to under the terms of the Plan. Such recovery may be from the Eligible Executive, the Beneficiary, or any insurer or other organization or entity thereby enriched. In the event such repayment is not made by the Eligible Executive, such repayment shall be made either by (i) reducing or suspending any future payments hereunder to the Eligible Executive or (ii) requiring an assignment of a portion of the Eligible Executive’s earnings, until the amount of such excess payments are fully recovered. The Company shall also have the right to recover any payment made to an Eligible Executive under the Plan if he or she later asserts to be entitled to compensation or other payments on termination of employment pursuant to any rights or entitlements that he or she possesses or asserts pursuant to a written or oral employment agreement with the Company or any successor thereto, regardless of whether the term of such agreement is expired or unexpired as of his or her Separation Date.
5.3    Payment of Severance Benefits. Severance Benefits provided under the Plan shall be paid to the Eligible Executive within the timeframe provided for in Section 3.2, but no earlier than the day following the expiration of any Revocation Period outlined in the Separation Agreement and Release, if applicable, assuming such Separation Agreement and Release has not been revoked. If the Eligible Executive is, in the opinion of the Administrator, not competent to effect a valid release for payment of any benefit due him or her under the Plan and if no request for payment has been received by the Administrator from a duly appointed guardian or other legally appointed representative of the Eligible Executive, the Company may make direct payment to the individual or institution appearing to the Administrator to have assumed custody or the principal support of the Eligible Executive. If the Eligible Executive dies before receipt of his or her Severance Benefits to which he or she is entitled under the Plan, such benefits shall be paid to the Eligible Executive’s Beneficiary, if not otherwise required by law.
5.4    Acceptance of Severance Benefit. By accepting any Severance Benefits from the Plan, the Eligible Executive shall be deemed to have agreed to adhere to all terms of the Plan.
ARTICLE VI
CLAIMS AND APPEAL PROCEDURES
6.1    Claims Procedures. Severance Benefits will be automatically paid to an Eligible Executive who qualifies for such benefits under the Plan and who signs and does not revoke the Separation Agreement and Release. An Eligible Executive who believes he or she is entitled to Severance Benefits under this Plan and has not been provided such benefits must file a written claim for such benefits with the Administrator. The Administrator shall render a written decision concerning the claim not later than ninety (90) days after its receipt, unless special circumstances

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require an extension of time for processing the claim, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of the claim. Written notice of the extension will be furnished to the Eligible Executive prior to the expiration of the initial ninety (90)-day period and will indicate (i) the special circumstances requiring an extension of time for processing the claim and (ii) the date the Administrator expects to render its decision. For purposes of this Section 6.1, any payment of Severance Benefits under this Plan shall be treated as the issuance of a written decision by the Administrator to approve the claim for benefits.
If the claim is denied, in whole or in part, such decision shall include (i) the specific reasons for the denial; (ii) a reference to the Plan provision(s) constituting the basis of the denial; (iii) a description of any additional material or information necessary for the Eligible Executive to perfect his or her claim; (iv) an explanation as to why such additional material or information is necessary; and (v) a description of how the claim review procedure is administered. If the notice of denial is not furnished in accordance with the above procedure, the claim shall be deemed denied, and the Eligible Executive is then permitted to appeal the decision.
6.2    Appeal Procedure. If the Eligible Executive’s claim is denied, in whole or in part, he or she then has sixty (60) days to appeal the decision. An appeal must be submitted in writing to the Administrator. The Eligible Executive may also submit a written request to review copies of the pertinent Plan documents in connection with his or her appeal. The Administrator will review the appeal and determine if a meeting with the Eligible Executive is necessary to reach a decision. If the Administrator determines a meeting is necessary, the Eligible Executive must submit a written “statement of position” containing all pertinent details of the appeal and the supporting reasons, as well as any questions the Eligible Executive may have regarding the appeal. The statement of position must be received by the Administrator at least fourteen (14) days before the scheduled meeting. If the statement of position is not received in a timely manner, the Administrator may cancel the meeting. No action may be brought for Severance Benefits provided under the Plan or any amendment or modification thereof, or to enforce any right thereunder, until a claim has been submitted and the appeal rights under the Plan have been exhausted.
ARTICLE VII
PLAN ADMINISTRATION
7.1    In General. The general administration of the Plan and the duty to carry out its provisions shall be vested in the Administrator, which shall be the named fiduciary of the Plan for purposes of ERISA. The Administrator shall administer the Plan and any Severance Benefits provided under the Plan. The Administrator may, in its discretion, secure the services of other parties, including agents and/or employees, to carry out the day‑to‑day functions necessary to an efficient operation of the Plan. The Administrator shall have the exclusive, discretionary right to interpret the terms of the Plan, to determine eligibility for coverage and benefits, and to make such other determinations and to exercise such other powers and responsibilities as shall be provided for in the Plan or shall be necessary or helpful with respect thereto, and its good faith interpretations and decisions shall be final, binding, and conclusive upon all persons.

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7.2    Reimbursement and Compensation. The Administrator shall receive no compensation for its services as Administrator, but it shall be entitled to reimbursement for all sums reasonably and necessarily expended by it in the performance of such duties.
7.3    Rulemaking Powers. The Administrator shall have the discretionary power to make reasonable rules and regulations required in the administration of the Plan; make all determinations necessary for the Plan’s administration, except those determinations which the Plan requires others to make; and construe and interpret the Plan wherever necessary to carry out its intent and purpose and to facilitate its administration. The Administrator shall have the exclusive right to determine, in its discretion, eligibility for coverage and benefits under the Plan and waive any requirements under the Plan’s terms, and the Administrator’s good faith interpretation of the Plan shall be final, binding, and conclusive on all persons. Any dispute as to eligibility, type, amount, or duration of benefits under the Plan or any amendment or modification thereof shall be resolved by the Administrator under and pursuant to the Plan, in its sole and absolute discretion, and its decision of the dispute shall be final, binding, and conclusive on all parties to the dispute. In the exercise of such discretionary powers, the Administrator shall treat all similarly situated Eligible Executives uniformly and equitably under the Plan. The Administrator will be the named fiduciary for purposes of Section 402(a)(1) of ERISA with respect to all duties and powers assigned to the Administrator hereunder and will be responsible for complying with all reporting and disclosure requirements of Part I of Subtitle B of Title I of ERISA.
7.4    Indemnification. To the extent permitted by law, the Company shall indemnify any persons acting on its behalf in fulfilling its duties as Administrator against any and all claims, losses, damages, expenses, or liabilities arising from its responsibilities in connection with the Plan, unless the same is deemed to be due to intentional misconduct or such indemnification is prohibited by ERISA.
ARTICLE VIII
MISCELLANEOUS
8.1    Amendment and Termination. The Company, acting through its chief executive officer or such other person or committee appointed by its board of directors, reserves the right to amend or terminate the Plan at any time it may deem advisable without the consent of any person or entity. Severance Benefits payable to an Eligible Executive or his or her Beneficiary under the Plan prior to the amendment or termination of the Plan shall continue to be due and payable under the Plan. Any amendment or termination shall be effective when adopted in a written instrument, and all Eligible Executives and their Beneficiaries and other persons shall be bound thereby. If the Plan is amended to improve benefits, the amendment will only apply to Eligible Executives who terminate employment after the effective date of the amendment, unless the amendment specifies that it also applies to employment terminations occurring before the effective date of the amendment. If the Plan is terminated, employment terminations that occur after the effective date of the termination of the Plan will not be covered by the Plan.
8.2    Limitation of Rights. Neither the establishment of the Plan nor any amendment thereof, nor the payment of any benefits, will be construed as giving to any Eligible Executive, or other person, any legal or equitable right against the Company or any person acting on behalf of

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the Company. Likewise, nothing appearing in or completed pursuant to the Plan shall be held or construed to create a contract of employment with any Eligible Executive, to continue the current employment status, or to modify his or her terms of employment in any way; nor shall any provision hereof restrict the right of the Company to discharge any of its employees or restrict the right of any such employee to terminate his or her employment with the Company.
8.3    Governing Law. The Plan shall be governed and construed in accordance with ERISA and any other applicable federal law and, to the extent not preempted by federal law, the laws of the State of Georgia. Except as otherwise mandated by federal law, exclusive jurisdiction over all disputes and actions arising under, or directly or indirectly relating to, the Plan shall be in Fulton County, Georgia.
8.4    Funding and Source of Severance Benefits Payments. Any Severance Benefits payable under the Plan shall be paid from the general assets of the Company. Nothing in the Plan shall be construed to create a trust or to establish or evidence any Eligible Executive’s claim of any right to payment of any benefits other than as an unsecured general creditor with respect to any payment to which such Eligible Executive may be entitled.
8.5    Successor Employer. In the event of a merger, consolidation, dissolution, or reorganization of the Company or transfer of all or substantially all of its assets to any other corporation, partnership, or association, a provision may be made by such successor corporation, partnership, or association, at its election, for the continuation of the Plan created hereunder by such successor entity. Such successor shall, upon its election to continue the Plan, be substituted in place of the Company by an instrument duly authorizing such substitution.
8.6    Severability. If any provision of the Plan is held invalid or unenforceable, its validity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.
8.7    Captions. The captions contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the Plan, nor in any way shall affect the Plan or the construction of any provision thereof.
8.8    Gender and Numbers. Terms used in the masculine shall also include the feminine and be neutral where appropriate. Terms in the singular shall include the plural where appropriate and vice versa.
8.9    Non-transferability. No benefit, right, or interest of any Eligible Executive hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, seizure, attachment or legal, equitable, or other process or be liable for, or subject to, the debts, liabilities, or other obligations of such persons, except as otherwise required by law.
8.10    Limitations. No action may be brought for benefits provided by this Plan or any amendment or modification thereof, or to enforce any right thereunder, until after the claim has been submitted to and determined by the Administrator, and thereafter the only action which may be brought is one to enforce the decision of the Administrator. Any legal action must commence

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within twelve (12) calendar months immediately following the date of such Administrator's decision made pursuant to Section 6.2 above.
8.11    Non-Duplication of Benefit. No provisions in this Plan shall be deemed to duplicate any compensation or benefits provided under any agreement, plan, or program covering the Eligible Executive (including, without limitation, the Dell Plan) with respect to the same Qualifying Termination, and any duplicative amount payable under any such agreement, plan, or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.
8.12    Information Requested. The Eligible Executive or other persons shall provide the Company, the Administrator, or their authorized representatives with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the Plan.
8.13    Mistaken Payments. Any amounts paid to an Eligible Executive or other person in excess of the amount to which he or she is entitled hereunder shall be repaid by the Eligible Executive or other person promptly following the sooner of receipt by the Eligible Executive or other person of a notice of such excess payments or when such person has knowledge of the excess payments. In the event such repayment is not made by the Eligible Executive or other person, such repayment shall be made, at the discretion of the Administrator, either by reducing or suspending future payments hereunder to the Eligible Executive or other person or by requiring an assignment of a portion of the Eligible Executive or other person’s earnings, until the amount of such excess payments are recovered by the Administrator.
8.14    Integration with WARN Act. To the extent that any federal, state, or local law, including, without limitation, any so-called “plant closing” laws, requires the Company to give advanced notice or make payment of any kind to an Eligible Executive because of his or her involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the Severance Benefits provided under this Plan may either be reduced or eliminated. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of any Eligible Executive’s involuntary termination for any of the foregoing reasons, and the Administrator shall construe and implement the terms of this Plan in its sole discretion. Included in the scope of the foregoing, (i) if an Eligible Executive receives notice from the Company pursuant to the Workers Adjustment and Retraining Notification (WARN) Act and remains employed during the WARN notice period, then the Severance Benefits payable to the Eligible Executive may be reduced by the pay and benefits received by such Eligible Executive during the WARN notice period, and (ii) if an Eligible Executive receives notice from the Company pursuant to the Workers Adjustment and Retraining Notification (WARN) Act and does not remain employed during some or all of the WARN notice period, then the Severance Benefits payable to the Eligible Executive shall be reduced by any amount the Company is required to pay to such Eligible Executive as compensation for its failure to provide timely notice under the WARN Act. An Eligible Executive shall not be required to sign a Separation Agreement and Release solely with respect to the portion of any payment under this Plan which must be paid pursuant to the Workers Adjustment and Retraining Notification (WARN) Act or any other comparable law.

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8.15    Code Section 409A. Each payment of Severance Benefits, including any outplacement benefits or continued medical benefits, shall be treated as a separate payment for purposes of the Short-Term Deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for amounts paid upon certain involuntary terminations under plans providing Exempt Separation Pay under Treasury Regulation Section 1.409A-1(b)(9)(iii), the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B), and the exemption for in-kind benefits under Treasury Regulation Section 1.409A-1(b)(9)(v)(C). Unless otherwise provided in a Separation Agreement and Release, no amount shall be payable under this Plan unless such amount (i) is paid within the Short-Term Deferral Period or (ii) qualifies as Exempt Separation Pay. If as of an Eligible Executive’s Separation Date, the Eligible Executive is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B) or any successor provision thereto), then with regard to any payment that is subject to Code Section 409A as deferred compensation and is due upon or as a result of the Eligible Executive’s “separation from service,” notwithstanding any contrary provision of the Plan, such payment shall not be made or provided, to the extent making or providing such payment would result in additional taxes or interest under Code Section 409A, until the date which is the earlier of (A) expiration of the six (6)‐month period measured from such “separation from service,” and (B) the date of the Eligible Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to the preceding sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Eligible Executive in a lump sum, and any remaining payments and benefit due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them in this Agreement. While the Plan is intended to be exempt from Code Section 409A, the Company does not make and has not made any representation, warranty or guarantee of any federal, state or local tax consequences of any Eligible Executive’s or Beneficiary’s entitlements under the Plan, including, but not limited to, under Code Section 409A.
8.16    Entire Document. THE BENEFITS DESCRIBED IN THE PLAN ARE INTENDED TO BE THE ENTIRE BENEFITS PAYABLE TO AN ELIGIBLE EXECUTIVE WHOSE EMPLOYMENT IS TERMINATED SOLELY AS A RESULT OF A QUALIFYING TERMINATION, OTHER THAN BENEFITS PROVIDED BY ANOTHER EMPLOYEE BENEFIT PLAN OF THE COMPANY. BY ELECTING TO PARTICIPATE IN THE PLAN AND SIGNING THE SEPARATION AGREEMENT AND RELEASE ON THE FORM PROVIDED TO THE ELIGIBLE EXECUTIVE BY THE COMPANY, THE ELIGIBLE EXECUTIVE WAIVES HIS OR HER RIGHT TO BENEFITS UNDER ANY AND ALL PRIOR SEVERANCE AGREEMENTS, UNDERSTANDINGS, EMPLOYMENT, OR OTHER AGREEMENTS, DESCRIPTIONS, OR ARRANGEMENTS.

[Signature Page Attached]

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IN WITNESS WHEREOF, the Company has caused the SecureWorks Corp. Amended and Restated Severance Pay Plan for Executive Employees to be executed in its name and on its behalf by a duly authorized officer.

SECUREWORKS CORP.

By: /s/ George B. Hanna

Name: George B. Hanna

Title: Chief Legal Officer & Corporate Secretary

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Exhibit A

DESCRIPTION OF SEVERANCE BENEFITS

(Attached)

Schedule A-1
Standard Severance Benefits
(Individuals Described in Any Other Schedule to Exhibit A Excluded)
This Schedule A-1 to Exhibit A to the SecureWorks Corp. Amended and Restated Severance Pay Plan for Executive Employees lists the Severance Benefits provided to Severance Benefit Employees under the Plan’s terms. Individuals eligible to receive benefits under any other Schedule to Exhibit A shall not be eligible to receive benefits under this Schedule A-1.

1.
Cash Severance Benefits - Severance Pay. If an Eligible Executive signs and does not revoke a Separation Agreement and Release, he or she will be eligible to receive Severance Pay in the amount equal to twelve (12) months of Base Salary. This payment will not include 401(k) or any other benefits-related deductions. However, all applicable taxes will be withheld.

If an Eligible Executive does not sign the Separation Agreement and Release or if the Eligible Executive revokes a signed Separation Agreement and Release, the only benefits payable hereunder shall be such amounts as are required by applicable law.

2.
Additional Severance Benefits - COBRA Benefits Payment Coverage. If an Eligible Executive signs and does not revoke a Separation Agreement and Release and he or she enrolls in COBRA coverage, the Company will pay the first twelve (12) months of the Eligible Executive’s COBRA premiums.

If an Eligible Executive does not sign the Separation Agreement and Release or if the Eligible Executive revokes a signed Separation Agreement and Release, the only COBRA benefits payable hereunder shall be those benefits required by applicable law.

3.
Additional Severance Benefits - Short-Term Incentive Plan Payments. If an Eligible Executive signs and does not revoke a Separation Agreement and Release and such Eligible Executive is participating in the SecureWorks Corp. Incentive Bonus Plan (or any other predecessor or successor plan of the Company or any of its affiliates under which the Eligible Executive is entitled to receive a short-term incentive payment) on his or her Separation Date, the Eligible Executive will receive an additional Severance Benefit equal to a prorated award payout. This payout amount will be calculated using:

•	A payout modifier of 75%.

•
A proration factor based on the number of days in the fiscal year that the Eligible Executive was employed by the Company, Dell, and their subsidiaries or affiliates through his or her Separation Date.

•	The Eligible Executive’s Base Salary on his or her Separation Date.

•	The plan target for the Eligible Executive’s grade.

•	Assumed corporate performance and individual modifiers of 100%.

Amounts payable under this Section 3 will be paid to the Eligible Executive through direct deposit (if available) within thirty (30) business days after the Eligible Executive’s Separation Date.

If an Eligible Executive does not sign the Separation Agreement and Release or if the Eligible Executive revokes a signed Separation Agreement and Release, the Eligible Executive will not receive any short-term incentive plan payments.

4.
Additional Severance Benefits - Long-Term Incentive Plan Payments. If an Eligible Executive signs and does not revoke a Separation Agreement and Release and such Eligible Executive holds unvested long-term incentive grants which are due to vest within ninety (90) days following his or her Separation Date, such Eligible Executive will receive an additional Severance Benefit equal to a prorated portion of the value of such grants. This payout amount will be calculated using the following calculation formula as applicable:

•
Stock Options: 75% TIMES number of options due to vest within ninety (90) days after the Eligible Executive’s Separation Date TIMES (the Company’s average closing price for the week prior to the week of the Eligible Executive’s Separation Date MINUS the option exercise price). If this value is negative, it will be excluded from the payment calculation.

•
Restricted (and Performance Based) Stock Units: 75% TIMES number of units due to vest within ninety (90) days after the Eligible Executive’s Separation Date TIMES the Company’s average closing price for the week prior to the week of the Eligible Executive’s Separation Date.

•	Long-Term Cash: 75% TIMES value of cash due to vest within ninety (90) days after the Eligible Executive’s Separation Date.

Amounts payable under this Section 4 will be paid to the Eligible Executive through direct deposit (if available) within thirty (30) business days after the Eligible Executive’s Separation Date.

If an Eligible Executive does not sign the Separation Agreement and Release or if the Eligible Executive revokes a signed Separation Agreement and Release, the Eligible Executive will not receive any long-term incentive plan payments.

NOTE: The terms and conditions of an Eligible Executive’s Long-Term Incentive award agreements remain in full force and effect following the termination of his or her employment. An Eligible Executive’s agreements may require the Eligible Executive to return shares of stock, share value, option proceeds, or cash award payments if he or she

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engages in certain conduct detrimental to the Company after the Eligible Executive’s termination of employment.

5.
Additional Severance Benefits - Outplacement Benefits. If an Eligible Executive signs and does not revoke a Separation Agreement and Release, such Eligible Executive will receive six (6) months of executive outplacement services, provided the Eligible Executive commences use of such benefits within sixty (60) days following his or her Separation Date.

If an Eligible Executive does not sign the Separation Agreement and Release or if the Eligible Executive revokes a signed Separation Agreement and Release, the Eligible Executive will not receive any outplacement benefits.

ii